AGREEMENT IN PRINCIPLE

November 13, 2025

Archenia, Inc.

1200 5th Avenue, Suite 1300

Seattle, WA 98101

Attn: Russell Horowitz, Director

Re: Proposal to Purchase 100% of the Outstanding Stock of Archenia, Inc.

Dear Mr. Horowitz:

This agreement in principle (this “Agreement in Principle”) is intended to summarize the principal terms of a proposed transaction (the “Transaction”) pursuant to which Marchex, Inc. (“Buyer”) would acquire 100% of the outstanding stock (the “Stock”) of Archenia, Inc. (the “Company,” and together with Buyer, the “Parties”).

1.
Structure; Consideration.
(a)
Subject to the satisfaction of the conditions described in this Agreement in Principle, at the closing (the “Closing”) of the Transaction, Buyer would acquire the Stock by means of a direct stock purchase from the stockholders of the Company (each, a “Seller”, and collectively, the “Sellers”).
(b)
The total purchase price shall be payable as follows:
I.
Convertible Promissory Note

At Closing, Buyer shall issue each Seller a convertible promissory note (each, a “Note”, and collectively, the “Notes”) with a principal amount equal to ten million U.S. dollars ($10,000,000) in the aggregate for all Notes, subject to the following key terms:

•
Interest Rate: The Note shall bear interest at an annual rate of 6%, computed on a 360-day year for actual days elapsed.
•
Maturity: Principal amount shall be due and payable in three (3) equal tranches, as follows:

(a) the first tranche on the date that is twelve (12) months following the Closing Date;
(b) the second tranche on the date that is eighteen (18) months following the Closing Date; and

(c) the third tranche on the date that is twenty-four (24) months following the Closing Date.

•
Conversion: At any time prior to full repayment, each Seller may elect to convert all or any portion of the outstanding principal and any accrued but unpaid interest under their respective Note into shares of Class B common stock of the Buyer at $1.80 per share (the 30-day average closing price through November 11, 2025) (the “Conversion Price”).
•
Security: The Notes shall be unsecured obligations of Buyer and holders of Notes shall have the status of unsecured general creditors.
•
Other Terms: Customary representations, covenants, and events of default to be included in Notes.

II.
Earnout

Sellers shall be entitled to additional contingent consideration (the “Earnout”), based on the achievement of specified post-Closing performance metrics, as follows:

•
Performance Period: The twenty-four (24) month period following the Closing Date.
•
Earnout Terms: For each twelve (12) month period during the Performance Period, to the extent the Company’s revenue and Adjusted EBITDA exceed thresholds to be agreed in the Definitive Agreement (as defined below), Buyer shall issue to the Sellers two (2) million shares of Buyer’s Class B Common Stock (in the aggregate for all Sellers), for a total of four (4) million shares in the event such revenue and Adjusted EBITDA thresholds are exceeded for both such periods.
•
Buyer Control over Business: Buyer shall have sole and absolute discretion regarding all matters related to the operation, management, financing and conduct of the Company’s business after Closing, including, but not limited to: (a) hiring (and firing) employees/personnel, (b) setting budgets, pricing and sales strategies, (c) merging, consolidating, or restructuring the business or its assets, and (d) integrating the Company’s business with Buyer’s existing operations. Buyer shall not owe the Company or the Sellers any fiduciary duty or implied covenant of good faith and fair dealing with respect to the operation of the Company’s business or the achievement of all or any portion of the Earnout beyond the express terms set forth in the Definitive Agreement.
2.
Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this Agreement in Principle, the Parties shall commence to negotiate a definitive purchase agreement (the “Definitive Agreement”) relating to Buyer’s acquisition of the Stock, to be drafted by Buyer’s counsel. The Definitive Agreement would include the terms summarized in this Agreement in Principle and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Agreement in Principle. The Parties shall also commence to negotiate ancillary agreements customary for transactions of this kind to be drafted by Buyer’s counsel. For the sake of clarity, the Parties expressly agree that neither Party shall be obligated to enter into the

Agreement in Principle

Definitive Agreement, and neither Party intends to enter into the Definitive Agreement unless and until:
(a)
The Company has provided to Buyer audited financial statements of the Company sufficient for inclusion in a proxy statement on Schedule 14A to be delivered to Buyer’s stockholders for approval of the Transaction (the “Company Financial Statements”);
(b)
Buyer’s satisfactory completion of due diligence (e.g., legal, business, accounting/financial, tax, etc.), including but not limited to satisfactory review of the Company Financial Statements;
(c)
The delivery to Buyer’s Board of Directors (the “Board”) of a customary fairness opinion by a financial advisor selected by the Special Committee of the Board.
3.
Closing Conditions. Buyer’s and the Company’s respective obligation to close the Transaction will be subject to customary conditions, including:
(a)
the filing with, and completed review by, the U.S. Securities and Exchange Commission of a proxy statement on Schedule 14A regarding the Transaction;
(b)
the Boards of Directors and stockholders of Buyer and the Company (as required by law or otherwise) approving the Transaction, including in the case of Buyer a majority of the disinterested stockholders;
(c)
the receipt of any third-party consents as relevant, on terms satisfactory to Buyer and the Company; and
(d)
there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company or Buyer.
4.
Due Diligence. From and after the date of this Agreement in Principle, the Company will authorize its management to allow Buyer and its advisors access to the facilities, records, key employees, customers, suppliers, and advisors of the Company for the purpose of completing Buyer’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the legal, intellectual property, and related agreements of the Company, and any other matters as Buyer’s accountants, tax and legal counsel, and other advisors deem relevant.
5.
Banker. Within thirty (30) days following execution of this Agreement in Principle, Buyer agrees to use commercially reasonable efforts to promptly engage a financial advisor selected by the Special Committee of the Board for the purpose of evaluating whether the consideration to be paid by Buyer in the Transaction is fair to the Buyer’s stockholders (other than Sellers) from a financial point of view.
6.
Exclusivity. In consideration of the expenses that Buyer has incurred and will incur in connection with the Transaction, the Company agrees that until such time as this Agreement in Principle has terminated in accordance with the provisions of Section 6 (such period, the “Exclusivity Period”), neither it nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries, or affiliates (the “Company Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (or potential proposal or offer) from any person or group of persons other than Buyer and its affiliates (a “Financing or Acquisition Proposal”) to acquire all or any portion of the assets or equity of the

Agreement in Principle

Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (including, but not limited to, an equity financing), or provide any non-public information to any third party in connection with a Financing or Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate, or fail to consummate the Transaction with Buyer. Immediately upon execution of this Agreement in Principle, the Company shall, and shall cause the Company Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding a Financing or Acquisition Proposal. The Company represents that no member of the Company Group is party to or bound by any agreement with respect to a Financing or Acquisition Proposal other than under this Agreement in Principle.
7.
Termination. This Agreement in Principle will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Buyer and the Company, (ii) mutual agreement of Buyer and the Company, and (iii) March 31, 2026. Notwithstanding anything in the previous sentence, Sections 8, 9, and 11 shall survive the termination of this Agreement in Principle and the termination of this Agreement in Principle shall not affect any rights any Party has with respect to the breach of this Agreement in Principle by the other Party prior to such termination.
8.
GOVERNING LAW. THIS AGREEMENT IN PRINCIPLE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE.
9.
Confidentiality. This proposal is submitted on the condition that, without the other Party’s prior written consent and other than disclosures to Representatives (as defined below) of either Party, neither party nor any of their respective Representatives acting, directly or indirectly, on such Party’s behalf will disclose to any other person or use for any purpose other than considering the Transaction (i) the existence or any terms of this Agreement in Principle or (ii) the fact that any discussions or negotiations are taking place between Buyer and the Company. To the extent that either Party is obligated by applicable law to disclose any of the foregoing, or any information related thereto, such Party shall provide the other party with prior written notice of such obligation and cooperate with the other Party’s attempts to limit any such disclosure to only that which is required by such applicable law, so long as such notice and cooperation are permitted by applicable law. For purposes of this Section, “Representatives” means a Party’s stockholders, affiliates, directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants, advisors and other representatives.
10.
No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement in Principle.
11.
Expenses. The Parties will each pay their own expenses, including the fees and expenses of advisors, incurred in connection with this Agreement in Principle.
12.
No Binding Agreement. This Agreement in Principle reflects the intention of the Parties, but for the avoidance of doubt neither this Agreement in Principle nor any action taken in

Agreement in Principle

connection with or in reliance on it shall give rise to any legally binding or enforceable obligation on any Party, except with regard to Sections 6 through 12 hereof (which are intended to be binding). No contract or agreement providing for any transaction involving the Stock shall be deemed to exist between the Company and Buyer and any of its affiliates unless and until a final Definitive Agreement has been executed and delivered.
13.
Miscellaneous. This Agreement in Principle may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Agreement in Principle have been inserted for reference only and shall not be deemed to be a part of this Agreement in Principle.

[signature page follows]

Agreement in Principle

If you are in agreement with the terms set forth above and desire to proceed with the Transaction on that basis, please sign this Agreement in Principle in the space provided below and return an executed copy.

Sincerely, Marchex, Inc., a Delaware corporation
By: /s/ DONALD COGSVILLE __________________________________ NAME: Donald Cogsville TITLE: Director
Agreed to and accepted: Archenia, Inc., a Delaware corporation
By: /s/ RUSSELL C. HOROWITZ __________________________________ NAME: Russell C. Horowitz TITLE: Director

Agreement in Principle

Signature Page